As filed with the Securities and Exchange Commission on June 9, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Playboy Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4249478 (I.R.S. Employer Identification No.)
______________

680 North Lake Shore Drive
Chicago, Illinois 60611
(Address of principal executive offices)
______________

EMPLOYMENT AGREEMENT, dated as of June 1, 2009, between
PLAYBOY ENTERPRISES, INC. AND SCOTT FLANDERS

(Full title of the plan)
______________

Howard Shapiro, Esq.
Executive Vice President, Law and Administration, General Counsel and Secretary
Playboy Enterprises, Inc.
680 North Lake Shore Drive
Chicago, Illinois 60611
(312) 751-8000
 (Name and address, including zip code, and telephone number, including area code, of agent for service)
______________

Copy to:

Rodd M. Schreiber, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700
______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price	Proposed maximum aggregate	Amount of registration fee (4)
		per share (3)	offering price (3)
Class B common stock, par value $0.01 per share	1,350,000	$2.81	$3,793,500	$211.68

(1)
Represents the maximum number of shares of Class B Common Stock, par value $0.01 per share (the “Class B Shares”), issuable under the Employment Agreement, dated as of June 1, 2009, between Playboy Enterprises, Inc. and Scott Flanders (the “Employment Agreement”).

(2)
This Registration Statement shall also cover any additional Class B Shares which become issuable under the Employment Agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Class B Shares.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Class B Shares reported on the New York Stock Exchange on June 4 , 2009.

(4)
Calculated pursuant to Section 6(b) of the Securities Act by multiplying 0.00005580 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

  The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

(c)
Current Reports on Form 8-K, filed with the Commission on January 22, 2009, February 4, 2009, February 12, 2009, February 18, 2009, March 18, 2009, April 21, 2009, May 11, 2009 (2), and June 2, 2009; and

(d)
The description of the Registrant’s Class B Common Stock, which is contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on June 10, 2005 (File No. 333-125725), including any amendments or reports filed with the Commission for the purpose of updating such description.

  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.      Interests of Named Experts and Counsel.

   Howard Shapiro, Esq., will issue an opinion regarding the validity of the Registrant’s Class B Common Stock, par value $0.01 per share, offered hereby (the “Class B Shares”). Mr. Shapiro is the Registrant’s Executive Vice President, Law and Administration, General Counsel and Secretary and currently owns Class B Shares.

Item 6.       Indemnification of Directors and Officers.

  The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Registrant’s Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws.

  Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

  In the case of an action by or in the right of a corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

  As permitted by Delaware law, Article VII of the Registrant’s Third Amended and Restated Bylaws provides that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the written request of the Registrant, as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article VII of the Registrant’s Third Amended and Restated Bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of the Registrant’s Third Amended and Restated Bylaws also provides that the Registrant shall have the power to purchase and maintain insurance to protect the Registrant and any director, officer, employee or agent of the Registrant or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the DGCL.

  The Registrant maintains an insurance policy on behalf of the Registrant and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of such directors and officers.

  Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

  As permitted by Delaware law, Article Twelfth of the Registrant’s Certificate of Incorporation, as amended, eliminates a director’s personal liability for monetary damages to the Registrant and its stockholders for a breach of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock or self-dealing.

Item 8.	Exhibits.

Exhibit
	Number	Description

	4.1	Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3 to Playboy Enterprises, Inc.’s quarterly report on Form 10-Q for the quarter ended March 31, 2003)

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.2 to Playboy Enterprises, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2004)

4.3	Third Amended and Restated Bylaws of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated December 16, 2008)

4.4
Specimen certificate representing the Class B common stock of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 4.3 to Playboy Enterprises, Inc.’s Registration Statement on Form S-3 dated June 10, 2005)

5.1	Opinion of Howard Shapiro, Esq.

10.1	Employment Agreement, dated as of June 1, 2009, between Playboy Enterprises, Inc. and Scott Flanders

23.1	Consent of Howard Shapiro, Esq. (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature pages hereto)

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on June 9, 2009.

PLAYBOY ENTERPRISES, INC.

By:	/s/ Howard Shapiro
	Name:	Howard Shapiro
	Title:	Executive Vice President, Law and Administration, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Linda G. Havard and Howard Shapiro, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 2009.

Signature	Title

/s/ Jerome Kern	Interim Chief Executive Officer and Director
Jerome Kern	(Principal Executive Officer)

/s/ Linda G. Havard	Executive Vice President and Chief Financial Officer
Linda G. Havard	(Principal Financial and Accounting Officer)

/s/ Richard S. Rosenzweig	Executive Vice President and Director
Richard S. Rosenzweig

/s/ Dennis S. Bookshester	Director
Dennis S. Bookshester

/s/ David I. Chemerow	Chairman of the Board and Director
David I. Chemerow

/s/ Charles Hirschhorn	Director
Charles Hirschhorn

/s/ Russell I. Pillar	Director
Russell I. Pillar

/s/ Sol Rosenthal	Director
Sol Rosenthal

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3 to Playboy Enterprises, Inc.’s quarterly report on Form 10-Q for the quarter ended March 31, 2003)

4.2
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.2 to Playboy Enterprises, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2004)

4.3	Third Amended and Restated Bylaws of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to Playboy Enterprises, Inc.’s Current Report on Form 8-K dated December 16, 2008)

4.4
Specimen certificate representing the Class B common stock of Playboy Enterprises, Inc. (incorporated by reference to Exhibit 4.3 to Playboy Enterprises, Inc.’s Registration Statement on Form S-3 dated June 10, 2005)

5.1	Opinion of Howard Shapiro, Esq.

10.1	Employment Agreement, dated as of June 1, 2009, between Playboy Enterprises, Inc. and Scott Flanders

23.1	Consent of Howard Shapiro, Esq. (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature pages hereto)